Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 Amendment No. 2 of AutoGenomics, Inc. (Registration No. 333-199197) of our report dated August 8, 2014, except for the Reverse Stock Split paragraph of Note 1, as to which the date is January 23, 2015, with respect to our audits of the financial statements of AutoGenomics, Inc. as of December 31, 2012 and 2013 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in this Registration Statement.

/s/Marcum LLP
Irvine, California
February 2, 2015